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                                                                    Exhibit 1.01

                                TERMS AGREEMENT

                                                               February 23, 1999

Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, NY 10013

Attention: Executive Vice President and Treasurer

Dear Sirs:

          We understand that Salomon Smith Barney Holdings Inc., a Delaware corporation (the "Company"), proposes to issue and sell 3,000,000 Units ($30,000,000 aggregate principal amount) of its Callable Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due June 30, 2006 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase 3,000,000 Units ($30,000,000 aggregate principal amount) of the Securities at a purchase price equal to 96.5% of the aggregate principal amount thereof. The Closing Date shall be February 26, 1999 at 9:00 a.m. at the offices of Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013.

          The Securities shall have the following terms:

     Title: Callable Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due June 30, 2006.

     Maturity:                June 30, 2006.

     Interest Rate:           The Securities will bear no periodic payments of
                              interest. Unless the Securities are redeemed by the Company prior to maturity, Holders thereof will be entitled to receive at maturity the principal amount thereof plus a payment, if any, equal to the Supplemental Redemption Amount (as defined in the Prospectus Supplement dated
                              February 23, 1999 relating to the Securities (the
                              "Prospectus Supplement")).

     Interest Payment Date:   Not applicable.

     Regular Record Dates:    Not applicable.

     Initial Price To Public: 100% of the principal amount thereof.

     Redemption Provisions:   The Company, in its sole discretion, may redeem
                              the Notes, in whole but not in part, on any day

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                    on which the NYSE and the CBOE are open for trading during any of the 30-day periods beginning on February 26 in each of 2002, 2003, 2004 or 2005, at the applicable call price per Unit as set forth below:

                             Call Period                     Call Price
                             -----------                     ----------

                    30-day Period Beginning on             $16.00 per Unit
                    February 26, 2002

                    30-day Period Beginning on             $18.00 per Unit
                    February 26, 2003

                    30-day Period Beginning on             $20.00 per Unit
                    February 26, 2004

                    30-day Period Beginning on             $22.00 per Unit
                    February 26, 2005


   Indenture:       Senior Debt Indenture, dated as of October 27, 1993,
                    between the Company and The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of November 28, 1997.

   Trustee:         The Bank of New York.

     All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

     Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on February 26, 1999 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct;

(B) Section 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Smith Barney Inc., offer or sell, or publicly announce its intention to offer or sell, any debt securities denominated in the currency in which the Securities are denominated having a maturity of more than one year (except under prior contractual commitments or pursuant to bank credit agreements)



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     during the period beginning the date of the Terms Agreement and ending the business day following the Closing Date;"

(C) A new Section 5(i) shall be added to the Basic Provisions and read as follows: "Cleary, Gottlieb, Steen & Hamilton, special tax counsel to the Company, shall have furnished to you an opinion, dated the Closing Date, as to certain tax matters relating to the Securities, in a form reasonably acceptable to the Underwriter," and

(D) Joan Guggenheimer, General Counsel of the Company, shall have furnished to the Underwriter an opinion, dated the Closing Date, as to the matters referenced in Sections 5(c) and 5(d) of the Basic Provisions.

     The Underwriter hereby agrees in connection with the underwriting of the Securities to company with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

     Joan Guggenheimer, Esq. is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company and counsel to the Underwriter.

     Please accept this offer no later than 9:00 p.m. on February 23, 1999, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

     "We hereby accept your offer, set forth in the Terms Agreement, dated February 23, 1999, to purchase the Securities on the terms set forth therein."

                                        Very truly yours,

                                        SALOMON SMITH BARNEY INC.



                                        By: /s/ Ramesh Menon
                                            -------------------------------
                                            Name:  Ramesh Menon
                                            Title: Vice President

ACCEPTED:

SALOMON SMITH BARNEY HOLDINGS INC.



By: /s/ Mark I. Kleinman
    -------------------------------
    Name:  Mark I. Kleinman
    Title: Executive Vice President and Treasurer

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